Exhibit 99.1

3756 Central Avenue Riverside, CA 92506 (951) 686-6060

PROVIDENT FINANCIAL HOLDINGS REVISES
FOURTH QUARTER AND FISCAL 2016 EARNINGS

Riverside, Calif. – September 12, 2016 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B., today announced that it has revised its fourth quarter and fiscal 2016 net income.
For the quarter ended June 30, 2016, the Company reported revised net income of $2.56 million, or $0.31 per diluted share, down from the net income of $2.80 million, or $0.34 per diluted share previously disclosed in its earnings release dated July 26, 2016.  The downward revision was the result of an increase in other operating expenses of approximately $414,000 arising from additional loan origination costs that we determined were not properly credited to certain clients who financed their homes with the Company.
For the fiscal year ended June 30, 2016, as a result of this adjustment, net income was revised downward to $7.47 million from the previously reported $7.71 million and diluted earnings per share was revised to $0.88 from the previously reported $0.90 per share.
Other immaterial changes were made to the previously disclosed unaudited financial statements and management discussion denoted in the July 26, 2016 earnings release.  We encourage all interested parties to refer to our audited financial statements and management discussion filed on Form 10-K with the Securities and Exchange Commission on September 12, 2016 for the fiscal year ended June 30, 2016.

Safe-Harbor Statement

Certain matters in this News Release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may relate to, among others, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide range of factors including, but not limited to, the general business environment, interest rates, the California real estate market, competitive conditions between banks and non-bank financial services providers, regulatory changes, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2016.

Contacts:	Craig G. Blunden	Donavon P. Ternes
	Chairman and	President, Chief Operating Officer,
	Chief Executive Officer	and Chief Financial Officer